                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                           (INCLUDING THE ASSOCIATED
                        PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                           ALARMGUARD HOLDINGS, INC.

                                       AT

                              $9.25 NET PER SHARE

                                       BY

                             T16 ACQUISITION CORP.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                            TYCO INTERNATIONAL LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
          ON FRIDAY, FEBRUARY 12, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE, INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (THE "COMMON SHARES"), OF ALARMGUARD HOLDINGS, INC., WHICH (1) WOULD CONSTITUTE 51% OF THE OUTSTANDING COMMON SHARES AND (2) TOGETHER WITH THE SHARES OF THE COMPANY'S SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, EACH PAR VALUE $.0001 PER SHARE (THE "PREFERRED SHARES"), SUBJECT TO THE PREFERRED STOCK PURCHASE AGREEMENT, DATED JANUARY 8, 1999 (THE "PREFERRED STOCK PURCHASE AGREEMENT"), AMONG T16 ACQUISITION CORP. AND THE HOLDERS OF THE PREFERRED SHARES, WOULD CONSTITUTE AT LEAST 51% OF THE TOTAL VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS. STOCKHOLDERS OWNING 964,195 COMMON SHARES (CONSTITUTING 17.3% OF THE OUTSTANDING COMMON SHARES) AND ALL 40,700 OUTSTANDING PREFERRED SHARES (WHICH, TOGETHER WITH THE AFORESAID COMMON SHARES, CONSTITUTE 50.6% OF THE TOTAL VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS) HAVE AGREED TO TENDER SUCH COMMON SHARES IN THE OFFER AND TO SELL SUCH PREFERRED SHARES TO PURCHASER PURSUANT TO THE PREFERRED STOCK PURCHASE AGREEMENT.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S COMMON SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATE(S) FOR SUCH TENDERED COMMON SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR TENDER SUCH COMMON SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE, OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR THE STOCKHOLDER. STOCKHOLDERS HAVING COMMON SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER SUCH COMMON SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER COMMON SHARES AND WHOSE CERTIFICATE(S) FOR COMMON SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH COMMON SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

January 15, 1999

                               TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       -----
Introduction......................................................................................................           1
The Tender Offer..................................................................................................           4
       1.  Terms of the Offer; Extension of Tender Period; Termination; Amendments................................           4
       2.  Procedure for Tendering Common Shares..................................................................           6
       3.  Withdrawal Rights......................................................................................           8
       4.  Acceptance for Payment and Payment of Offer Price......................................................           9
       5.  Certain Federal Income Tax Consequences................................................................          10
       6.  Price Range of Common Shares; Dividends................................................................          11
       7.  Effects of the Offer on the Market for Common Shares; Stock Quotations; Registration Under the Exchange
           Act....................................................................................................          11
       8.  Certain Information Concerning the Company.............................................................          12
       9.  Certain Information Concerning Tyco and Purchaser......................................................          14
      10.  Source and Amount of Funds.............................................................................          16
      11.  Contacts with the Company; Background of the Offer.....................................................          16
      12.  Purpose of the Offer; Short Form Merger; Plans for the Company; Dissenters' Rights; Going Private
           Transactions...........................................................................................          18
      13.  The Merger Agreement; Preferred Stock Purchase Agreement...............................................          20
      14.  Dividends and Distributions............................................................................          32
      15.  Certain Conditions of the Offer........................................................................          33
      16.  Certain Legal Matters..................................................................................          35
      17.  Fees and Expenses......................................................................................          36
      18.  Miscellaneous..........................................................................................          37

Annex I Certain Information Concerning the Directors and Executive Officers of Tyco International Ltd.............
                                                                                                                            38

Annex II Certain Information Concerning the Directors and Executive Officers of Purchaser.........................          41

To The Holders of Common Stock of
ALARMGUARD HOLDINGS, INC.

                                  INTRODUCTION

    T16 Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), hereby offers to purchase all outstanding shares (the "Common Shares") of common stock (the "Common Stock"), par value $.0001 per share, of Alarmguard Holdings, Inc., a Delaware corporation (the "Company"), at $9.25 per Common Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). All references in this Offer to Purchase to the Common Shares include the associated preferred stock purchase rights (the "Rights) issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of April 10, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of Morrow & Co., Inc., as Information Agent (the "Information Agent"), and American Stock Transfer & Trust Company, as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

    In connection with the Offer, Purchaser has entered into an agreement (the "Preferred Stock Purchase Agreement"), dated as of January 8, 1999, with the holders of all of the outstanding shares (the "Preferred Shares" and, together with the Common Shares, the "Shares") of the Company's Series A preferred stock (the "Series A Preferred Stock") and Series B preferred stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"), each par value $.0001 per share, pursuant to which the holders of the Preferred Shares have agreed, among other things, to sell their Preferred Shares to Purchaser following consummation of the Offer at a price per Preferred Share of $1,400, together with all accrued but unpaid dividends to and including the date of purchase, and to tender in the Offer the Common Shares owned by them.

    THE OFFER IS SUBJECT TO THE CONDITION (THE "MINIMUM CONDITION"), AMONG OTHER THINGS, THAT THERE BE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF COMMON SHARES WHICH (1) WOULD CONSTITUTE 51% OF THE OUTSTANDING COMMON SHARES AND (2) TOGETHER WITH THE PREFERRED SHARES SUBJECT TO THE PREFERRED STOCK PURCHASE AGREEMENT, WOULD CONSTITUTE AT LEAST 51% OF THE TOTAL VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS. STOCKHOLDERS OWNING 964,195 COMMON SHARES (CONSTITUTING 17.3% OF THE OUTSTANDING COMMON SHARES) AND ALL 40,700 OUTSTANDING PREFERRED SHARES (WHICH, TOGETHER WITH THE AFORESAID COMMON SHARES, CONSTITUTE 50.6% OF THE TOTAL VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS) HAVE AGREED TO TENDER SUCH COMMON SHARES IN THE OFFER AND TO SELL SUCH PREFERRED SHARES TO PURCHASER PURSUANT TO THE PREFERRED STOCK PURCHASE AGREEMENT. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 8, 1999 (the "Merger Agreement"), among Tyco, Purchaser and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Common Share (other than Common Shares with respect to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL") ("Dissenting Shares")) not held in the treasury of the Company or owned by any subsidiary of the Company, Tyco, Purchaser or any other subsidiary of Tyco, will be converted into and represent the right to receive $9.25 in cash or any higher price that may be paid per Common Share in the Offer (the "Common Per Share Amount"), without interest, and each issued and outstanding Preferred Share (other than Preferred Shares that are held by stockholders properly exercising dissenters' rights under the DGCL and Preferred Shares that are held in the treasury of the Company or owned by any subsidiary of the Company, Tyco, Purchaser or any other subsidiary of Tyco), if any, will be converted into and represent the right to receive $1,400 together with accrued and unpaid dividends to and including the date of purchase. See Section 13.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER.

    Donaldson, Lufkin & Jenrette Securities Corporation, the Company's financial advisor ("DLJ"), has delivered to the Company's Board of Directors its written opinion that the aggregate consideration to be received by the stockholders of the Company pursuant to the Merger Agreement and the Preferred Stock Purchase Agreement is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's stockholders herewith.

    The Merger Agreement provides that, promptly upon the purchase of Common Shares pursuant to the Offer, Tyco will be entitled to designate such number of Directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Tyco, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that (i) the number of Common Shares and Preferred Shares beneficially owned by Tyco or any of its affiliates following consummation of the Offer bears to (ii) the total number of Common Shares and Preferred Shares outstanding. For this purpose, each Common Share will be counted as one share, and each Preferred Share will be counted as the number of Common Shares into which such Preferred Share is convertible. The Company shall, upon request by Tyco, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Tyco's designees to be elected to the Board of Directors and shall cause Tyco's designees to be so elected. See Section 13.

    The Company has informed Purchaser that as of December 23, 1998, (i) 5,569,983 shares of Common Stock were issued and outstanding, (ii) 35,700 shares of Series A Preferred Stock were issued and outstanding, (iii) 5,000 shares of Series B Preferred Stock were issued and outstanding, (iv) no shares of Common Stock or shares of Preferred Stock were issued and held in the treasury of the Company, (vi) no shares of Common Stock or Preferred Stock were held by subsidiaries of the Company, (vii) 4,972,434 shares of Common Stock were reserved for future issuance upon conversion of the outstanding shares of Preferred Stock, (viii) 849,083 shares of Common Stock were reserved for future issuance pursuant to outstanding options, and (ix) 345,939 shares of Common Stock were reserved for future issuance upon exercise of outstanding warrants. In accordance with the Preferred Stock Purchase Agreement, stockholders owning 964,195 Common Shares (constituting 17.3% of the outstanding Common Shares) and all 40,700 outstanding Preferred Shares (which, together with the aforesaid Common Shares, constitute 50.6% of the total voting power of the Company on a fully diluted basis) have agreed to tender such Common Shares in the Offer and to sell such Preferred Shares to Purchaser pursuant to the Preferred Stock Purchase Agreement. Each share of Series A Preferred Stock is convertible into, and has the voting power equal to, 121.21 shares of Common Stock. Each share of Series B Preferred Stock is convertible into, and has the voting power equal to,
129.03 shares of Common Stock.

    If the Minimum Condition is satisfied, such that Purchaser acquires at least 51% of the Common Shares, it will have sufficient voting power, when taken together with the voting power of the Preferred Shares that it will acquire pursuant to the Preferred Stock Purchase Agreement, to approve the Merger, even if no other stockholder votes in favor of the Merger. Under the DGCL, if a parent corporation owns at least 90% of the shares of each class of shares of a subsidiary corporation, the parent can merge with the subsidiary in a "short form" merger without a vote of stockholders. Assuming that Purchaser acquires the Preferred Shares in accordance with the terms of the Preferred Stock Purchase Agreement and that Purchaser acquires 90% or more of the Common Shares, Purchaser would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without the action of any other stockholder of the Company.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION;
AMENDMENTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Common Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as permitted by Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, February 12, 1999, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. Subject to the provisions of the Merger Agreement, Purchaser reserves the right (but shall not be obligated) to waive or reduce the Minimum Condition or to waive any or all of the other conditions of the Offer. If, by 12:00 Midnight, New York City time, on Friday, February 12, 1999, or any subsequent Expiration Date, any or all of such conditions have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) terminate the Offer and return all tendered Common Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Common Shares validly tendered by the Expiration Date and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Common Shares until the adjusted Expiration Date, retain the Common Shares that have been tendered until the expiration of the Offer as extended or (iv) delay acceptance for payment of, or payment for, the Common Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer. Purchaser acknowledges that its reservation of the right to delay payment for Common Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer. See Section 15. Under the terms of the Merger Agreement, Purchaser may not, without the prior written consent of the Company, (i) impose conditions to the Offer in addition to the Offer Conditions (as defined below), (ii) modify or amend the Offer Conditions or any other term of the Offer in a manner adverse to the holders of Common Shares, (iii) waive or amend the Minimum Condition,
(iv) reduce the number of Common Shares subject to the Offer, (v) reduce the Common Per Share Amount, (vi) except as provided in the following sentence, extend the Offer, if all of the Offer Conditions are satisfied or waived, or
(vii) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Common Shares (the "Offer Conditions") shall not have been satisfied or waived, until such time as such conditions are satisfied or waived;
(ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer; or (iii) if all Offer Conditions are satisfied or waived but the number of Common Shares tendered is less than 90% of the then outstanding number of Common Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence.

    Subject to the applicable regulations of the Commission and the provisions of the Merger Agreement, Purchaser also expressly reserves the rights, in its sole discretion, at any time or from time to time, (i) to extend the Offer and adjust the Expiration Date, (ii) to terminate the Offer if any of the conditions referred to in Section 15 have not been satisfied or upon the occurrence of any of the events specified in Section 15 and (iii) to waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Common Shares pursuant to the terms of the Offer, it will accept for payment all Common Shares validly tendered prior to the Expiration Date and not withdrawn and, subject to clause
(i) above, will promptly pay for all Common Shares so accepted for payment. Purchaser acknowledges that notwithstanding anything to the contrary contained in the Offer, Purchaser shall not be required to pay for the Common Shares and may terminate or amend the Offer only if, prior to the Expiration Date, any of the conditions referred to in Section 15 have not been satisfied or waived, or if any of the events specified in Section 15 have occurred.

    The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, subject to the Merger Agreement, the Minimum Condition), Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Common Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Common Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided or will provide Purchaser with the names and addresses of all record holders of Common Shares and security position listings of Common Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Common Shares.

    2. PROCEDURE FOR TENDERING COMMON SHARES. Except as set forth below, in order for Common Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Common Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Common Shares must be received by the Depositary, or such Common Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Common Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Common Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Common Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Common Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Common Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY. If a stockholder desires to tender Common Shares pursuant to the Offer and such stockholder's certificates representing Common Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Common Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

        (c) the certificates representing all tendered Common Shares in proper form for transfer (or confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange (the "AMEX") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Common Shares (or timely confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility), (ii) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates representing Common Shares or confirmations of book-entry transfers of such Common Shares are actually received by the Depositary.

    The method of delivery of all documents, including certificates for Common Shares, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Common Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Common Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Common Shares or any particular stockholder, and Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Common Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, in the manner set forth in the Letter of

Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Common Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Common Shares or other securities or rights issued or issuable in respect of such Common Shares on or after January 15, 1999), effective if, when and to the extent that Purchaser accepts such Common Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Common Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Common Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Common Shares Purchaser must be able to exercise full voting rights with respect to such Common Shares.

    Purchaser's acceptance for payment of Common Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    To prevent backup withholding of federal income tax on payments made to stockholders with respect to Common Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

    3. WITHDRAWAL RIGHTS. Tenders of Common Shares made pursuant to the Offer will be irrevocable, except that Common Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn on or after March 16, 1999.

    For a withdrawal of Common Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name(s) in which the certificate(s) representing such Common Shares are registered, if different from that of the person who tendered such Common Shares. If certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Common Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Common Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Common Shares tendered by an Eligible Institution). If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Common Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of any Common Shares tendered, or is unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the

Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Common Shares may not be rescinded and Common Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

    4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Common Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 above) as soon as practicable after the latest to occur of (a) the expiration or termination of the waiting period applicable to the acquisition of the Common Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Expiration Date, and (c) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser, and such determination shall be final and binding on all tendering stockholders. See Section 15.

    Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Common Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Common Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Purchaser will formally extend the Offer. See Section 15. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Common Shares (or a timely confirmation of a book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility, as described in
Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Common Shares when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Common Shares. Payment for Common Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Common Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Common Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    If any tendered Common Shares are not accepted for payment and paid for, certificates representing such Common Shares will be returned (or, in the case of Common Shares delivered by book-entry transfer with the Book-Entry Transfer Facility as permitted by Section 2, such Common Shares will be credited to an account maintained with the Book-Entry Transfer Facility) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Common Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Common Shares accepted for payment pursuant to the Offer, whether or not such Common Shares have been tendered or accepted for payment prior to such increase in the consideration.

    Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser or Tyco the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Common Shares validly tendered and accepted for payment pursuant to the Offer.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Common Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between such stockholder's adjusted tax basis for the Common Shares such stockholder sells in such transaction and the amount of cash received therefor. Gain or loss must be determined separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Common Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Common Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Common Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a stockholder who acquired Common Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a stockholder who is not a United States person for United States federal income tax purposes (including a stockholder who is not a citizen or resident of the United States) or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Common Shares or of securities convertible into Common Shares.

    The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or non-United States income and other tax laws.

    6. PRICE RANGE OF COMMON SHARES; DIVIDENDS. Since April 16, 1997, the Common Shares have traded on the AMEX under the symbol "AGD." The following table sets forth, for the periods indicated, the high and low per Common Share sales prices on the AMEX as reported by published financial sources. The Company has not declared or paid any cash dividends with respect to the Common Shares for the periods indicated.

                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
FISCAL YEAR ENDED DECEMBER 31, 1997:
First Quarter...................................................................................         10      6 7/8
Second Quarter..................................................................................     9 7/16    5 13/16
Third Quarter...................................................................................         10      8 1/4
Fourth Quarter..................................................................................         11      7 3/4

FISCAL YEAR ENDED DECEMBER 31, 1998:
First Quarter...................................................................................     10 5/8      9 3/8
Second Quarter..................................................................................     11 1/2      9 1/8
Third Quarter...................................................................................     10 5/8      6 1/8
Fourth Quarter..................................................................................    8 13/16     6 7/16

FISCAL YEAR ENDING DECEMBER 31, 1999
First Quarter (through January 14, 1999)........................................................     10 5/8          8

    On January 8, 1999, the last trading day prior to the public announcement of the terms of the Offer and the Merger, the closing per Common Share sales price on AMEX was $9 3/4. On January 14, 1999, the last trading day prior to commencement of the Offer, the closing per Common Share sales price on the AMEX was $9 3/16. Stockholders are urged to obtain a current market quotation for the Common Shares.

    7. EFFECTS OF THE OFFER ON THE MARKET FOR COMMON SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly. Consequently, depending upon the number of Common Shares purchased and the number of remaining holders of Common Shares, the purchase of Common Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Common Shares held by the public. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or whether it would cause future market prices to be greater or less than the Offer price.

    The Common Shares are currently listed and traded on the AMEX, which constitutes the principal trading market for the Common Shares. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of the AMEX for continued listing and may, therefore, be delisted from such exchange. According to the AMEX's published guidelines, the AMEX could consider delisting the Common Shares if, among other things, the number of publicly-held Common Shares (excluding Common Shares held by officers, directors, their immediate families and concentrated holdings of 5% or more) were fewer than 200,000, there were fewer than 300 public holders of at least 100 Common Shares each or the aggregate market value of the publicly-held Common Shares were less than $1 million. If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the requirements of the AMEX for continued listing and the listing of Common Shares on such exchange is discontinued, the market for the Common Shares could be adversely affected.

    In the event that the AMEX delists the Common Shares, it is possible that the Common Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend upon the number of holders of Common Shares remaining at such time, the interests in maintaining a market in Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act, as described below, and other factors.

    The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Common Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Common Shares. The termination of the registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Common Shares or to the Company. Furthermore, if registration of the Common Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. According to the Company, as of January 14, 1999, there were 332 holders of record of the Common Shares and another 823 holders of record of shares of Triton Group, Ltd. that have not yet been exchanged for Common Shares.

    The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Common Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Common Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither Purchaser nor Tyco has any knowledge that would indicate that the statements contained herein based on such information are untrue, neither Purchaser nor Tyco takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Tyco.

    The Company was incorporated in the State of Delaware in December 1991 under the name Security Systems Holdings Inc. The Company's principal executive offices are located at 125 Frontage Road, Orange, Connecticut 06477 and its telephone number is (203) 795-9000. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

    "[The Company] sells and installs burglar and fire systems and provides security monitoring, repair and maintenance services for residential and business subscribers located primarily in the Northeast and Mid-Atlantic regions of the United States. [The Company] provides such security alarm systems and services primarily under its trademark "Alarmguard." [The Company] also sells, installs and services Sonitrol audio-based security systems in New Haven County, Connecticut as a Sonitrol franchisee."

    Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the Commission and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS             FISCAL YEAR
                                                                   ENDED                   ENDED
                                                                SEPTEMBER 30            DECEMBER 31
                                                           ----------------------  ----------------------
                                                              1998        1997        1997        1996
                                                           ----------  ----------  ----------  ----------
                                                                (UNAUDITED)
STATEMENT OF OPERATIONS:
Total revenues...........................................  $   37,561  $   24,611  $   34,260  $   24,152
Operating loss...........................................      (8,278)     (5,806)     (7,795)     (5,937)
Net loss.................................................     (12,613)     (9,857)    (13,149)     (8,988)
Loss applicable to common shares.........................     (23,098)    (10,057)    (13,349)     (9,673)
Loss per common share....................................       (4.13)      (2.23 (1)      (2.78 (1)      (3.12)(1)
BALANCE SHEET DATA:
Working capital deficit..................................  $   (5,411)     (9,741) $   (9,493) $   (7,052)
Total assets.............................................     116,956      74,164      69,850      39,131
Long term liabilities....................................      70,577      52,842      51,959      34,403
Preferred Stock..........................................      38,793           0           0      16,273
Stockholders' deficiency.................................     (17,694)     (1,244)     (3,197)    (24,898)

------------------------

(1) The loss per Common Share for the years ended December 31, 1996 and 1997 as well as the nine months ended September 30, 1997 give effect to the conversion of all common and preferred stock of Security Systems Holdings, Inc. (the predecessor company) to Common Shares of the Company, as if such conversion occurred on January 1, 1996.

    OTHER INFORMATION. The Common Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    9. CERTAIN INFORMATION CONCERNING TYCO AND THE PURCHASER. Purchaser is a newly formed Delaware corporation and an indirect wholly-owned subsidiary of Tyco. To date, Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

    Until immediately prior to the time that Purchaser purchases Common Shares pursuant to the Offer and Preferred Shares pursuant to the Preferred Stock Purchase Agreement, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer, the Preferred Stock Purchase Agreement and the Merger. Since Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available. The address of the principal office of Purchaser is One Tyco Park, Exeter, New Hampshire 03833.

    Tyco is a diversified manufacturing and service company that, through its subsidiaries, operates in four segments: (i) the design, manufacture, installation and service of fire detection and suppression systems, and the installation, monitoring and maintenance of electronic security systems; (ii) the design, manufacture and distribution of disposable medical supplies and other specialty products, and the conduct of vehicle auctions and related services; (iii) the design, manufacture and distribution of flow control products; and (iv) the design, manufacture and distribution of electrical and electronic components, and the design, manufacture, installation and service of undersea cable communication systems. On November 22, 1998, a subsidiary of Tyco entered into a definitive merger agreement for the acquisition of AMP Incorporated, which designs, manufactures, and markets electronic, electrical, and electro-optic connection devices and associated application tools and machines. The AMP acquisition is subject to various conditions.

    On July 2, 1997, a wholly-owned subsidiary of what was formerly called ADT Limited ("ADT") merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). Upon consummation of the merger, ADT (the continuing public company) changed its name to Tyco International Ltd., and Former Tyco changed its name to Tyco International (US) Inc.

    Tyco is a Bermuda company. Its registered and principal executive offices are located at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM11 Bermuda, and its telephone number is (441) 292-8674. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

    The following table has been derived from Tyco's audited supplemental consolidated financial statements for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996. The following financial information reflects the combined results of operations and financial position of Tyco and United States Surgical Corporation ("US Surgical"), which was acquired by Tyco on October 1, 1998, restated for all periods presented pursuant to the pooling of interests method of accounting. More comprehensive financial information is included in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, its Current Reports on Forms 8-K and 8-K/A filed December 10, and December 11, 1998, respectively, and other documents filed by Tyco with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth in Section 8. Such reports and other documents should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the common shares of Tyco are listed for trading.

           SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA OF TYCO

                                                                   YEAR ENDED    NINE MONTHS ENDED    YEAR ENDED
                                                                  SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                                                                    1998 (1)          1997(1)          1996 (2)
                                                                  -------------  ------------------  ------------
                                                                    (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales.......................................................   $  13,537.2            $8,457.8   $   9,216.4
Operating income (loss)(3)(4)(5)................................       1,625.2              (376.0 )       131.9
Income (loss) from continuing operations........................         965.1              (697.7 )      (187.6 )
Income (loss) from continuing operations per common share(6):
  Basic.........................................................          1.54               (1.23 )       (0.40 )
  Diluted.......................................................          1.50               (1.23 )       (0.40 )
Cash dividends per common share(6)(7)...........................          0.10       See (7) below.
CONSOLIDATED BALANCE SHEET DATA:
Total assets....................................................  $   18,722.6           $12,141.6   $   9,986.1
Long-term debt..................................................       5,254.3             2,613.2       2,020.8
Shareholders' equity............................................       7,199.6             4,659.3       4,342.4

------------------------

(1) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 and the year ended September 30, 1998 is presented.

(2) On July 2, 1997, Tyco (formerly ADT) merged with Former Tyco. On August 27, 1997, August 29, 1997, and October 1, 1998, Tyco merged with INBRAND Corporation ("INBRAND"), Keystone International, Inc. ("Keystone"), and US Surgical, respectively. These four combinations are more fully described in Notes 1 and 2 to the Supplemental Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on December 10, 1998. Prior to their respective mergers, ADT, Keystone and US Surgical had a December 31 fiscal year end and Former Tyco had a June 30 fiscal year end. The historical results have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco and US Surgical for the year ended December 31, 1996.

(3) Operating income in the fiscal year ended September 30, 1998 includes certain charges of $80.5 million, including $9.6 million of merger costs and $70.9 million of costs to exit certain businesses in US Surgical's operations, and restructuring charges of $12.0 million related to severance costs, facility disposals and asset write-downs as part of US Surgical's cost cutting objectives. See Note 15 to the Supplemental Consolidated Financial Statements contained in Tyco's Form 8-K filed on December 10, 1998.

(4) Operating loss in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone and INBRAND and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in US Surgical's operations. See Notes 11 and 15 to the Supplemental Consolidated Financial Statements contained in Tyco's Form 8-K filed on December 10, 1998. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(5) Operating loss in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121, $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company. See Notes 11 and 15 to the Supplemental Consolidated Financial Statements contained in Tyco's Form 8-K filed on December 10, 1998.

(6) Per share amounts for all periods presented have been restated to give effect to the mergers with Former Tyco, Keystone, INBRAND and US Surgical, a
    0.48133 reverse stock split effected on July 2, 1997, and two-for-one stock split distributed on October 22, 1997, effected in the form of a stock dividend.

(7) Tyco has paid a quarterly dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share of common stock since January 1992. Prior to its merger with Tyco, Keystone paid quarterly dividends of $0.19 per share since January 1994. US Surgical paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996. The payment of dividends by Tyco in the future will be determined by Tyco's Board of Directors and will depend on business conditions, Tyco's financial condition and earnings and other factors.

    Except as set forth in this Offer to Purchase, none of Tyco, Purchaser or, to the best of their knowledge, any of the persons listed in Annex I or Annex II hereto, (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Tyco and Purchaser to purchase all Common Shares pursuant to the Offer and the Merger, (including amounts payable upon exercise to optionholders and warrantholders), to purchase the Preferred Shares pursuant to the Preferred Stock Purchase Agreement and to pay related fees and expenses, is estimated to be approximately $114.5 million.

    Purchaser will obtain all such funds from Tyco or its affiliates. Tyco has sufficient financial resources to satisfy its and Purchaser's obligations under the Offer, the Preferred Stock Purchase Agreement and the Merger Agreement. This Offer is not conditioned upon any financing arrangements.

    11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

    Certain information in this Section on the background of the Offer regarding the deliberations of the Company's Board and the actions of the Company's management and financial advisor is based upon information furnished by the Company to Purchaser.

    In October 1998, DLJ, the Company's financial advisors, contacted Tyco concerning a possible acquisition of the Company. On November 3, 1998, representatives of the Company, including its Chief Executive Officer and President, Mr. Russell MacDonnell, and DLJ met with representatives of Tyco, including Mr. Dennis Kozlowski, Chairman and Chief Executive Officer of Tyco, to discuss the matter further. The Tyco representatives expressed a preliminary interest in such an acquisition, subject to the opportunity to perform a due diligence investigation of the Company. On November 5, 1998, Tyco International
(US) Inc. executed a confidentiality letter in favor of the Company.

    Beginning on December 1, 1998 and continuing through the end of December, Tyco conducted an extensive due diligence investigation of the Company. In the course of this investigation, Tyco personnel reviewed documentation and conducted discussions with the Company's management and other Company representatives concerning the Company's financial condition, monitoring facility, operations, environmental compliance, corporate history and other business and legal matters. Tyco operating personnel also visited the Company's monitoring facility during this period.

    Based upon Tyco's valuation analysis, on December 8, 1998, Mr. Kozlowski orally delivered to Mr. MacDonnell an offer to acquire all the outstanding common and preferred equity of the Company, including amounts payable to optionholders and warrantholders, for aggregate consideration of approximately $114 million. Later that day, Tyco made a written proposal embodying this aggregate consideration pursuant to which Tyco would acquire the Common Shares at a price of $10 per share and the Preferred Shares at a price of $1,300 per share. The proposal stated that it was subject to completion of Tyco's diligence investigation and contingent upon consummation of the transaction not later than January 30, 1999. The January 30, 1999 date was selected because of Tyco's understanding that holders of the Preferred Shares would be entitled to receive a redemption price of $1,300 per share if a change of control transaction, such as Tyco's acquisition proposal, occurred on or before February 1, 1999, but the holders would be entitled to $1,500 per share if such a transaction were to occur thereafter.

    Following meetings of the Company's Board of Directors on December 8, and December 9, 1998, Mr. MacDonnell indicated to representatives of Tyco that the Company was interested in pursuing Tyco's proposal, without specifying, however, the per share prices for the Common Shares and Preferred Shares that the Company's Board would approve. Tyco advised that the aggregate consideration that it was prepared to pay in an acquisition transaction was limited as previously discussed, but that it was agreeable to offsetting changes in the per share prices for the respective classes of Company stock within this limitation. Tyco also indicated that, so long as the limitation on aggregate consideration were observed, Tyco would not require that the transaction be consummated by January 30, 1999. The Company informed Tyco that it would be seeking to execute confidentiality agreements with certain holders of the Preferred Shares, so that it could discuss with them a possible transaction with Tyco. Thereafter, Tyco's counsel circulated a first draft of the Merger Agreement.

    At a regular meeting of the Tyco Board of Directors on December 14, 1998, the Tyco Board considered the proposed acquisition of the Company. Representatives of Tyco's management made a presentation concerning the progress of Tyco's diligence investigation, a review of the Company's operating results and anticipated synergies with Tyco's existing security service operations. The Tyco Board then approved the acquisition of the Company based upon the aggregate transactional value communicated to the Company by Mr. Kozlowski.

    The Company's Board of Directors held special meetings on December 16, and December 17, 1998 at which Tyco's proposal and the terms of the draft Merger Agreement, as well as possible other strategic alternatives available to the Company, were discussed. DLJ and management of the Company also conducted discussions about this time with holders of the Preferred Stock that had executed confidentiality agreements. Following these meetings and discussions, management of the Company indicated to Tyco its belief that a transaction at a price of $9.34 per share for the Common Shares and $1,400 per share for the Preferred Shares would be acceptable to the Company's Board and the holders of the Preferred Shares.

    On December 21, 1998, Tyco's counsel circulated a first draft of the Preferred Stock Purchase Agreement. Over the next several days, counsel for Tyco and the Company negotiated the terms of the Merger Agreement, and counsel for Tyco and certain holders of the Preferred Shares negotiated the terms of the Preferred Stock Purchase Agreement. At this time, holders of the Series A Preferred Stock indicated to Tyco and the Company that they were unwilling to forego the payment of accrued dividends through the date of the purchase of their shares, to which they were entitled under the terms of the Preferred Shares. Tyco indicated to the Company and such holders that payment of the dividends would effectively increase Tyco's purchase price for the Company and that, based upon Tyco's valuation analysis, it was not in a position to increase its total offer price for the Company.

    On December 23, 1998, the Company's Board again met to consider the Tyco acquisition. The Board was advised, among other things, of the proposed payment in the acquisition of $9.34 per Common Share and $1,400 per Preferred Share and of the unresolved issue of the dividend payments on the Series A Preferred Stock. At this meeting, DLJ indicated that it believed that it would be in a position to opine that the aggregate consideration offered under the Tyco proposal was fair to the Company's stockholders from a financial point of view, assuming no significant change in the proposed terms. Although no formal action was taken, members of the Company's Board indicated that they would support a transaction with Tyco on the proposed terms.

    On January 5, 1999, the Company's Board held a special meeting to receive a report on the status of the transaction. Management reported that the disagreement between Tyco and the holders of the Series A Preferred Stock regarding the payment of dividends persisted. Management also stated that if the per share price payable to the holders of Common Shares were $9.25, Tyco should not object to the payment of dividends on the Series A Preferred Stock, since the aggregate cost of the transaction would not exceed the aggregate purchase price that Tyco was prepared to pay. Although no formal action was taken at the meeting, members of the Company's Board indicated that they would be prepared to approve a transaction on this basis and instructed management to so inform Tyco.

    Thereafter, Mr. MacDonnell called Mr. Kozlowski to propose a purchase price of $9.25 per Common Share and $1,400 per Preferred Share, provided Tyco agreed that accrued dividends would be paid on the Series A Preferred Stock. Mr. Kozlowski agreed to this proposal. Tyco also agreed to make certain changes to the Preferred Stock Purchase Agreement at the request of the holders of Preferred Shares.

    Between January 5, and January 8, 1999, counsel for Tyco and the Company finalized the terms of the Merger Agreement and counsel for Tyco and the holders of the Preferred Shares finalized the terms of the Preferred Stock Purchase Agreement.

    On January 8, 1999, the Company's Board met to consider the revised acquisition proposal. At the meeting, the Company's Board reviewed the transaction with management, outside legal counsel and representatives of DLJ. DLJ then delivered its oral opinion, subsequently confirmed in writing, that as of such date, the aggregate consideration to be received by the Company's stockholders pursuant to the Merger Agreement and the Preferred Stock Purchase Agreement was fair to such stockholders from a financial point of view. After discussion, the Company's Board unanimously approved the Merger Agreement, the Preferred Stock Purchase Agreement and the transactions contemplated by each of them, including the Offer and the Merger, and determined to recommend that the holders of the Common Shares tender their shares pursuant to the Offer.

    Also on January 8, 1999, the holders of more than 75% of the Preferred Stock delivered the certificates representing their shares to the escrow agent under the Preferred Stock Purchase Agreement and delivered to Tyco's counsel their signature pages to the Preferred Stock Purchase Agreement. Following approval of the Merger Agreement by the Company's Board, Tyco and the Company entered into the Merger Agreement. The Merger Agreement was publicly announced by joint press release made prior to the opening of the U.S. financial markets on January 11, 1999.

    12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE TRANSACTIONS.

    PURPOSE OF THE OFFER. The purpose of the Offer and the purchase of the Preferred Shares pursuant to the Preferred Stock Purchase Agreement is for Purchaser to acquire control of, and a majority equity interest in, the Company. The purpose of the Merger is to acquire the remaining equity interest. The acquisition of the entire common equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the common equity of the Company from the public stockholders to Tyco and to provide public stockholders with cash for all of their Common Shares. Pursuant to the Preferred Stock Purchase Agreement, Purchaser will pay for and acquire all of the outstanding preferred equity promptly following the purchase of Common Shares in the Offer. Accordingly, upon consummation of the transactions contemplated by the Merger Agreement and the Preferred Stock Purchase Agreement, Tyco will own the entire equity interest in the Company.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of a majority of the holders of outstanding Common Shares and Preferred Shares, voting as a single class, are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding voting power of the Company. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

    The Merger Agreement provides that, if approval of the Merger by the stockholders of the Company is required by law, the Company will, as soon as possible following payment for Common Shares in the Offer, duly call and hold a meeting of stockholders for the purpose of obtaining stockholder approval of the Merger, and the Company, through its Board of Directors, will recommend to stockholders that such approval be given.

    SHORT FORM MERGER. Under the DGCL, if Purchaser acquires at least 90% of the outstanding Shares of each class, Purchaser will be able to approve the Merger without a vote of the Company's other stockholders. The Merger Agreement provides that if Purchaser, or any other direct or indirect subsidiary of Tyco, acquires at least 90% of each outstanding class of Shares, Tyco, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. Pursuant to the Preferred Stock Purchase Agreement, Purchaser should acquire all of the outstanding Preferred Shares. If Purchaser acquires at least 90% of the Common Shares in the Offer, it will be able to effect the Merger under Section 253 of the DGCL. In the event that all of the conditions to Purchaser's obligation to purchase Common Shares in the Offer are satisfied or waived and the number of Common Shares tendered is less than 90% of the outstanding Common Shares, Purchaser may, subject to the limitations set forth in the Merger Agreement, extend the Offer for an aggregate period of not more than 10 business days (for all such extensions) without the consent of the Company. See Section 1. If Purchaser does not acquire at least 90% of the outstanding Common Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted, but within Tyco's ADT security services unit. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company and such other persons as are designated by Tyco will be the initial officers of the Surviving Corporation. Upon completion of the Offer, Tyco intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Tyco will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

    Except as described in this Offer to Purchase, neither Tyco nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company's Board of Directors or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    DISSENTERS' RIGHTS. No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Common Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Common Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Common Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Common Shares. In determining the fair value of the Common Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Common Shares, including, among other things, asset value and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Common Shares pursuant to the Offer in which Purchaser or Tyco seeks to acquire the remaining Common Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of such transaction.

    13. THE MERGER AGREEMENT; PREFERRED STOCK PURCHASE AGREEMENT.

THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 referred to in Section 18, is qualified in its entirety by reference to the text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser will purchase all Common Shares (which is defined as the shares of common stock together with the associated Rights) validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not (i) decrease the Common Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Common Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares, except that if on the initially scheduled Expiration Date all conditions to the Offer shall not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. The Merger Agreement provides that if, immediately prior to the Expiration Date, as it may be extended, the Common Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Common Shares, Purchaser may extend the Offer for a period not to exceed 10 business days.

    THE MERGER. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions thereof, at the effective time of the Merger (the "Effective Time") Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation and an indirect subsidiary of Tyco.

    The respective obligations of Tyco and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions; (i) Tyco or Purchaser or their affiliates shall have consummated the Offer, unless such failure to purchase is a result of a breach of Tyco's or Purchaser's obligations under the Merger Agreement, (ii) the Merger, the Merger Agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the stockholders, if required by applicable law, in order to consummate the Merger, (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time, and (iv) all consents of any governmental authority required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained other than those consents the failure to obtain which is not reasonably likely to have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

    At the Effective Time of the Merger, (i) each issued and outstanding Common Share (other than Common Shares that are held by stockholders properly exercising dissenters' rights under the DGCL and Common Shares to be cancelled pursuant to clause (iii) below) will be canceled and extinguished and be converted into the right to receive the Common Per Share Amount in cash payable to the holder thereof, without interest, (ii) each issued and outstanding Preferred Share (other than Preferred Shares that are held by stockholders properly exercising dissenters' rights under the DGCL and Preferred Shares to be cancelled as provided in clause (iii) below) will be cancelled and extinguished and converted into the right to receive $1,400 per Preferred Share plus accrued and unpaid dividends to and including the date of purchase (the "Preferred Per Share Amount"), (iii) each Share held in the treasury of the Company and each Share owned by Tyco or any direct or indirect wholly owned subsidiary of Tyco immediately before the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto and (iv) the shares of Purchaser common stock outstanding immediately prior to the Merger will be converted into 1,000 shares of the common stock of the Surviving Corporation, which shares will constitute all of the issued and outstanding capital stock of the Surviving Corporation.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase by Tyco of Common Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Tyco shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Tyco, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Tyco or any affiliate of Tyco (including such Common Shares as are accepted for payment pursuant to the Offer, but excluding Common Shares held by the Company) bears to the number of Shares outstanding. For this purpose, each Common Share shall be counted as one Share, and each Preferred Share shall be counted as the number of Common Shares into which such Preferred Share is convertible. At such time, if requested by Tyco, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Tyco constituting the same percentage of each such committee as Tyco's designees are of the Board of Directors of the Company. The Company shall, upon request by Tyco, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Tyco's designees to be elected to the Board of Directors of the Company in accordance with terms of this section and to cause Tyco's designees so to be elected. Notwithstanding the foregoing provisions, until the Effective Time the Board of Directors of the Company shall have at least two directors who are directors on the date of the Merger Agreement and each of whom is neither an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of Tyco (such directors, the "Independent Directors"). Each Independent Director shall be designated by the Company, unless (i) the Company is then required to comply with Section VIII.2(j) of the Preferred Stock Purchase Agreement dated as of February 2, 1998 between the Company and the holders on January 8, 1999 of the Preferred Stock (the "Current Preferred Holders") (which section permits Advance Capital Offshore Partners, L.P. ("Advance") to designate one director (the "Advance Director") so long as Advance owns any Preferred Shares and at least 20% of the Preferred Shares remain outstanding), in which case one Independent Director shall be an Advance Director and the other Independent Director shall be designated by the Company, or (ii) the Company is not then required to comply with the aforementioned
Section VIII.2(j) but the Current Preferred Holders continue to own at least 10% of the outstanding Preferred Shares (the "Current Preferred Director Condition"), in which case one Independent Director shall be designated by Current Preferred Holders holding a majority of the outstanding Preferred Shares at such time excluding any Preferred Shares then held by Tyco or Purchaser (the "Majority of Current Preferred") and the other Independent Director shall be designated by the Company. If no Independent Directors remain, persons shall be designated to fill the vacancies by the Company or, if the Current Preferred Director Condition is satisfied, one such person shall be designated by the Company and one by the Majority of Current Preferred. In any event, each person so designated shall be neither an officer of the Company nor a designee, shareholder, affiliate or associate of Tyco, and each such person shall be deemed to be an Independent Director for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, prior to the Effective Time, the unanimous vote of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Tyco's obligations thereunder, (iv) take any other action by the Company in connection with the Merger Agreement required to be taken by the Board of Directors of the Company or (v) amend the Company's Certificate of Incorporation or the Company's Bylaws, each as in effect on January 8, 1999.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purpose of voting upon the Merger and related transactions. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission and, when cleared by the Commission, will mail to stockholders a proxy statement in connection with a meeting of the Company's stockholders to vote upon the Merger and related transactions, or an information statement, as appropriate, satisfying all requirements of the Exchange Act.

    If Purchaser acquires at least a majority of the Common Shares, it will have sufficient voting power, when taken together with the voting power of the Preferred Shares that it will acquire pursuant to the Preferred Stock Purchase Agreement, to approve the Merger, even if no other stockholder votes in favor of the Merger.

    The Merger Agreement provides that in the event that Tyco or Purchaser acquires at least 90% of each class of Shares, pursuant to the Offer, the Preferred Stock Purchase Agreement or otherwise, Tyco, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

    OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. The Merger Agreement provides that each of the Company and Tyco shall take all reasonable actions necessary to provide that all then outstanding options to purchase Common Shares, whether or not then exercisable or vested ("Company Options"), shall become fully exercisable and vested upon the consummation of the Offer. Holders of Company Options that have become fully exercisable and vested upon the consummation of the Offer in accordance with the provisions of the preceding sentence will have a period of sixty days following the consummation of the Offer to surrender their options to the Company in exchange for cash equal to the excess of (A) the aggregate value of the Common Shares underlying such options, based on the Common Per Share Amount, over (B) the aggregate exercise price for the Common Shares underlying such options. Each of the Company and Tyco shall take all reasonable actions necessary to provide that, upon consummation of the Merger, all then outstanding Company Options shall be converted into the right to receive cash equal to the excess of (i) the aggregate value of the Common Shares underlying such options, based on the Common Per Share Amount, over (ii) the aggregate exercise price for the Common Shares underlying such options.

    The Merger Agreement provides that each of the Company and Tyco shall take all reasonable actions necessary so that each of the warrants to purchase 50,000 Common Shares at a price of $5.00 per share, subject to adjustment, the warrants to purchase 80,000 Common Shares at a price of $8.66 per share, subject to adjustment, and the warrants to purchase 215,939 Common Shares at a price of $11.11 per share, subject to adjustment (collectively, the "Company Warrants"), shall be exercisable, from and after the Effective Time, for an amount of cash equal in the aggregate to the Common Per Share Amount multiplied by the number of Common Shares for which such warrant was exercisable immediately prior to the Effective Time. Otherwise, the exercise of any Company Warrant shall remain subject to all terms and conditions provided in the applicable Company Warrant and/or the applicable warrant agreement.

    INTERIM OPERATIONS; COVENANTS. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or in the Company Disclosure Letter delivered by the Company to Tyco and Purchaser in connection with the Merger Agreement or consented to in writing by Tyco (which consent shall not be unreasonably denied), after January 8, 1999, and prior to the Effective Time, (i) the Company shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause its subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and its subsidiaries with persons with whom the Company or its subsidiaries do significant business and (ii) without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries will:

        (A) amend or propose to amend its Certificate of Incorporation or Bylaws in any material respect;

        (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for (a) the issuance of shares pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement in accordance with their present terms, (b) the issuance of shares upon the exercise of Company Warrants outstanding on the date of the Merger Agreement in accordance with their present terms and (c) the issuance of shares upon the conversion of Preferred Shares outstanding on January 8, 1999 in accordance with the present terms of the Preferred Stock;

        (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends to the holders of Preferred Shares in accordance with the present terms of the Preferred Stock and dividends or distributions to the Company or one of its subsidiaries, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

        (D) create, incur or assume any indebtedness for borrowed money or issue any debt securities, except pursuant to the Company's bank credit agreement, or make any loans (except as provided in clause (b) of paragraph (E) below);

        (E) other than in the ordinary course of business consistent with past practice, (a) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person (other than the Company or one of its subsidiaries); (b) make any capital expenditures or make any advances or capital contributions to, or investments in, any other person (other than to a subsidiary of the Company); (c) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, material to the Company and its subsidiaries taken as a whole other than to secure debt permitted under paragraph (D);

        (F) increase in any manner the compensation of any of its officers or employees (other than, except with respect to employees who are executive officers or directors, in the ordinary course of business reasonably consistent with past practice) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by law or as required pursuant to the terms of agreements in effect on the date of the Merger Agreement or in the ordinary course of business reasonably consistent with past practice and other than arrangements with new employees (other than employees who will be officers of the Company) hired in the ordinary course of business reasonably consistent with past practice and providing for compensation (other than equity-based compensation) and other benefits consistent with those provided for similarly situated employees of the Company as of the date of the Merger Agreement;

        (G) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company;

        (H) except as may be required as a result of a change in law or as required by the Commission, change any of the accounting principles or practices used by it;

        (I) make any tax election or settle or compromise any material income tax liability;

        (J) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

        (K) except to the extent necessary for the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in, and consistent with the provisions of the Merger Agreement described below under "No Solicitation," waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any subsidiary is a party; or

        (L) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect at or prior to the Effective Time.

    NO SOLICITATION. The Merger Agreement provides that the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "Company Takeover Proposal"). Nothing contained in the Merger Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a BONA FIDE Company Takeover Proposal that is a Superior Proposal (as defined below) not solicited in violation of the Merger Agreement, PROVIDED that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Tyco or
(ii) subject to compliance with the other terms of this section, considering and negotiating a BONA FIDE Company Takeover Proposal that is a Superior Proposal not solicited in violation of the Merger Agreement; PROVIDED that, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Latham & Watkins) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its stockholders than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of the Merger Agreement proposed by Tyco and Purchaser. "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Tyco or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination; (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the subsidiaries of the Company) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a BONA FIDE public offering of such securities. Notwithstanding anything to the contrary contained in the Merger Agreement, prior to the Effective Time, the Company may, in connection with a possible Company Takeover Proposal, refer any third party to the provisions of the Merger Agreement described in this section and, below, under the caption "Termination; Fees" and make a copy of such provisions available to a third party.

    The Company shall immediately notify Tyco and Purchaser after receipt of any Company Takeover Proposal, or any modification of or amendment to any Company Takeover Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with a Company Takeover Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, a Company Takeover Proposal. Such notice to Tyco and Purchaser shall be made orally and in writing, and shall indicate the identity of the person making the Company Takeover Proposal or intending to make the Company Takeover Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Company Takeover Proposal or modification or amendment to a Company Takeover Proposal, and whether the Company is providing or intends to provide the person making the Company Takeover Proposal with access to information concerning the Company as provided in the preceding paragraph. The Company shall also immediately notify Tyco and Purchaser, orally and in writing, if it enters into negotiations concerning any Company Takeover Proposal.

    Except as set forth in this section, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Tyco, the approval or recommendation by such Board of Directors or such committee of the Offer or the Merger and related transactions, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, with the advice of outside counsel, that the failure to do so could reasonably be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Merger and related transactions and/or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal), but only at a time that is after the third business day following Tyco's receipt of written notice advising Tyco that the Board of Directors of the Company has received a Superior Proposal and, in the case of any previously received Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Superior Proposal, modification or amendment.

    Nothing in the foregoing provisions shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, failure so to disclose could be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the immediately preceding paragraph, withdraw or modify or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Merger and related transactions or approve or recommend, or indicate publicly its intention to approve or recommend, a Company Takeover Proposal.

    For so long as the Merger Agreement shall not have been terminated in accordance with its terms, the Board of Directors of the Company shall not redeem the Rights or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction.

    RIGHTS AGREEMENT. The Merger Agreement provides that the Board of Directors of the Company shall take all further action, if any, necessary to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in addition to having previously authorized and approved an amendment to the Rights Agreement to the effect that none of Purchaser and its affiliates shall become an "Acquiring Person" (as defined in the Rights Agreement), and no Distribution Date, Share Acquisition Date or Triggering Event (each as defined in the Rights Agreement) shall occur, by reason of the approval, execution, or delivery of the Merger Agreement, the transactions contemplated thereby or any announcement of same.

    INDEMNIFICATION AND INSURANCE. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of the subsidiaries of the Company to the full extent such persons may be indemnified by the Company pursuant to Delaware law, the Company's Certificate of Incorporation and Bylaws, as each is in effect on January 8, 1999, for acts and omissions (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or arising out of the documents related to the Offer or (y) otherwise with respect to any acts or omissions occurring or arising at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, PROVIDED that such persons provide the requisite affirmations and undertaking, as set forth in applicable provisions of the DGCL.

    In addition, Tyco will provide, or cause the surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring or arising at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Tyco and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    The Merger Agreement provides that the foregoing provisions are intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Tyco, Purchaser, the Company and the Surviving Corporation. In the Merger Agreement, Tyco has agreed to guarantee the performance by the Surviving Corporation of the indemnified obligations set forth above, which guaranty is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the bankruptcy or insolvency of the Surviving Corporation or any person. The Indemnified Parties shall be intended third-party beneficiaries of the foregoing provisions on indemnification and insurance.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Tyco and Purchaser with respect to, among other things, its organization, capitalization, subsidiaries, authority relative to the Merger Agreement, governmental approvals with respect to the Merger Agreement, the absence of contractual or legal violations resulting from the Merger Agreement, public filings, financial statements, the absence of material adverse effects on the Company and certain other events since December 31, 1997, the absence of undisclosed liabilities, compliance with laws, governmental permits, litigation, material contracts, employee benefit plans, taxes, intellectual property, labor matters, the absence of limitations on conduct of business, title to property, leased premises, environmental matters, insurance, customers, interested party transactions, alarm contracts, brokers and finders, year 2000 readiness, the Company's alarm service contracts, and the Company's central monitoring station.

    REASONABLE BEST EFFORTS. Under the Merger Agreement, each of the Company, Tyco and Purchaser has agreed to use reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, but not limited to, (i) obtaining all consents from governmental authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby and (ii) timely making all necessary filings under the HSR Act. The Company, Tyco and Purchaser have also agreed to use reasonable best efforts to take all actions and to do all things necessary to satisfy the other conditions of the closing of the Merger.

    PUBLIC ANNOUNCEMENTS. So long as the Merger Agreement is in effect, the Company, on the one hand, and Tyco and Purchaser, on the other, have agreed not to issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated thereby without the consent of the other party (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares of the capital stock of the Company or Tyco, as the case may be, are listed or the NASD, or other applicable securities exchange, in which case the parties will consult prior to making the announcement.

    TERMINATION; FEES. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company described therein:

        (a) by mutual written consent of Tyco and the Company;

        (b) by either Tyco or the Company if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

        (c) by Tyco if

           (i) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five days after the giving of written notice thereof to the Company (but not later than the expiration of the 20 business day period for which the Offer will be initially open);

           (ii) any representation or warranty of the Company shall not have been true and correct in all material respects when made;

           (iii) any representation or warranty of the Company shall cease to be true and correct in all material respects at any later date as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under the Merger Agreement; PROVIDED, HOWEVER, that such representation or warranty is incapable of being cured or has not been cured within five days after the giving of written notice thereof to the Company (but not later than the expiration of the 20 business day period for which the Offer will be initially open);

    PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to the provisions described in this clause (c) shall not be available to Tyco if Purchaser or any other affiliate of Tyco shall acquire shares of Company Common Stock pursuant to the Offer;

        (d) by Tyco if, whether or not permitted to do so by the Merger Agreement, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Tyco or Purchaser its approval or recommendation of the Offer, the Merger or of any related transactions; (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the stockholders of the Company any Company Takeover Proposal or Alternative Transaction; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended that the stockholders of the Company tender their Shares in any tender or exchange offer that is an Alternative Transaction;
    (iv) the Board of Directors of the Company or any committee thereof shall have taken any position or make any disclosures to the Company's stockholders permitted by the Merger Agreement which has the effect of any of the foregoing; (v) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or (vi) the Board of Directors of the Company or any committee thereof shall have redeemed the Rights, or waived or amended any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction;

        (e) by either Tyco or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Annex I to the Merger Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Common Shares pursuant to the Offer, PROVIDED that if the failure to satisfy any conditions set forth in Annex I shall be a basis for termination of the Merger Agreement under any other clause (a) through (h) of this section "Termination; Fees," a termination pursuant to this clause (e) shall be deemed a termination under such other clause;

        (f) by either Tyco or the Company if the Offer shall not have been consummated on or before March 31, 1999, PROVIDED that the right to terminate the Merger Agreement pursuant to the provisions described in this clause (f) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time;

        (g) by the Company if Tyco or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five days after the giving of written notice thereof to Tyco; or

        (h) by the Company in accordance with the provisions of the Merger Agreement described above under "No Solicitation"; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to the provisions described in this clause (h) shall not be available (x) if the Company has breached in any material respect its obligations under the provisions described above under "No Solicitation," or (y) if the Company shall fail to pay when due the fees and expenses provided for in the Merger Agreement.

    The Company agrees that if the Merger Agreement is terminated pursuant to

        (i) the provisions described in clause (d) above;

        (ii) the provisions described in clause (h) above; or

        (iii) the provisions described in clauses (e) or (f) above, and, with respect to this clause (iii), at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Tyco or any of its affiliates or any person identified in the Company's Proxy Statement dated April 30, 1998 and who has executed the Preferred Stock Purchase Agreement, PROVIDED that such person has not breached the terms of such Preferred Stock Purchase Agreement) shall have become the beneficial owner of more than 15% of the Shares and such person, entity or group (or any affiliate of such person, entity or group) thereafter (x) shall make a Company Takeover Proposal and, in the case of a consensual transaction with the Company, shall substantially have negotiated the terms thereof, at any time on or prior to the date which is six months after such termination of the Merger Agreement, and (y) shall consummate such Company Takeover Proposal at any time on or prior to the date which is one year after termination of the Merger Agreement, in the case of a consensual transaction, or six months after termination of the Merger Agreement, in the case of a non-consensual transaction, in each case with a value per share of Common Stock of at least $9.25 (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events);

then the Company shall pay to Tyco the sum of (a) $4.5 million, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement pursuant to the provisions described in clause (d) or (h) above, or, in the case of clause (iii) of this paragraph, upon consummation of such Company Takeover Proposal.

    The Company further agrees that if the Merger Agreement is terminated pursuant to the provisions described in clause (c)(i) above,

        (A) the Company will pay to Tyco, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement, the amount of all documented and reasonable costs and expenses incurred by Tyco, Purchaser and their affiliates (including but not limited to fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) in an aggregate amount not to exceed $450,000 in connection with the Merger Agreement or the transactions contemplated thereby ("Tyco Expenses"); and

        (B) in the event that the company consummates a Company Takeover Proposal (whether or not solicited in violation of the Merger Agreement) which is publicly announced within one year from the date of termination of the Merger Agreement, the sum of $4.5 million, less the amount of any payment made pursuant to the preceding clause (A), which payment shall be made not later than two business days following consummation of such Company Takeover Proposal.

The Company further agrees that if the Merger Agreement is terminated pursuant to the provisions described in clause (c)(ii) above, the Company will pay to Tyco, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement, the Tyco Expenses.

    The Company shall not be obligated to make any payments to Tyco pursuant to clause (iii) of the second preceding paragraph or clause (B) of the immediately preceding paragraph if the Company Takeover Proposal referenced therein is a transaction (a "Permitted Financing") in which the Company sells equity securities for gross proceeds not in excess of $25,000,000; PROVIDED that the securities issued, or issuable upon exercise, conversion or exchange of the securities issued, in such Permitted Financing constitute or upon issuance would constitute less than forty (40%) percent of the outstanding voting power of the Company after such issuance, exercise, conversion or exchange.

    GUARANTEE. Tyco has guaranteed the payment by Purchaser of the Common Per Share Amount, the Preferred Per Share Amount and any other amounts payable by Purchaser pursuant to the Merger Agreement and has agreed to cause Purchaser to perform all of its other obligations under the Merger Agreement in accordance with its terms.

    PREFERRED STOCK PURCHASE AGREEMENT

    In connection with the Merger, Purchaser has entered into the Preferred Stock Purchase Agreement, dated as of January 8, 1999 (the "Preferred Stock Purchase Agreement"), with the holders of an aggregate of all 35,700 shares of Series A Preferred Stock and all 5,000 shares of Series B Preferred Stock of the Company ("Sellers"), American Stock Transfer & Trust Company, as escrow agent (the "Agent") and, for the limited purpose of participating in certain payment and indemnification obligations to the Agent, the Company. Pursuant to the Preferred Stock Purchase Agreement, upon consummation of the Offer, Purchaser will purchase from each Seller all right, title and interest of such Seller in and to such Seller's Preferred Stock. Tyco has guaranteed the obligations of Purchaser under the Preferred Stock Purchase Agreement.

    The following summary of certain provisions of the Preferred Stock Purchase Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Preferred Stock Purchase Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Preferred Stock Purchase Agreement.

    DELIVERY, SALE AND PURCHASE OF PREFERRED STOCK. Pursuant to the Preferred Stock Purchase Agreement, each Seller has delivered to the Agent, with copies to Purchaser, the original certificates evidencing such Seller's Preferred Stock, together with certain transfer documentation (all such certificates and additional documentation, the "Preferred Stock Documentation"), to be held by the Agent in escrow in accordance with the terms of the Preferred Stock Purchase Agreement.

    The Preferred Stock Purchase Agreement provides that within one business day following the date on which Purchaser first makes payment for Common Shares that Purchaser has accepted for payment pursuant to the Offer, Purchaser will pay to each Seller the purchase price of $1,400 per share of Preferred Stock owned by the Seller, together with accrued and unpaid dividends to and including the date of purchase. Upon payment of the purchase price to a Seller, such Seller will irrevocably transfer to Purchaser the Seller's Preferred Stock and related rights, and upon delivery by Purchaser to the Agent of written evidence of payment to the Seller of the Preferred Stock purchase price, the Agent will deliver to Purchaser the Preferred Stock Documentation of the Seller.

    The Preferred Stock Purchase Agreement further provides that if (v) Purchaser or its affiliate do not publicly announce the commencement of the Offer within seven business days from the date of the Preferred Stock Purchase Agreement, or (w) Purchaser or its affiliate or the Company publicly announces that the Merger Agreement has been terminated in accordance with its terms, or
(x) Purchaser or its affiliate publicly announces that the Offer has expired without Purchaser having purchased any Common Shares thereunder or (y) Purchaser publicly announces that it has increased the per share price payable to the holders of Common Shares in the Offer and the Merger to an amount in excess of $9.25 and such announcement does not state that the holders of at least 75% of the outstanding shares of Preferred Stock have consented to such increase or (z) Purchaser does not furnish to the Agent evidence of payment of the Purchase Price to any Seller or Sellers on or before March 31, 1999, then, in the case of clauses (v), (w), (x) and (y), the Agent will promptly thereafter return the Preferred Stock Documentation to all Sellers or, in the case of clause (z), the Agent will promptly thereafter return such documentation to the affected sellers.

    NO SOLICITATION AND LOCK-UP. Pursuant to the Preferred Stock Purchase Agreement, each Seller, severally and not jointly, has agreed that unless an event has occurred requiring the return of such Seller's Preferred Stock Documentation, as set forth in the preceding paragraph:

    (a) At every meeting of the stockholders or of the holders of any class or series of stock of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders or of the holders of any class or series of stock of the Company with respect to any of the following, such Seller will cast any votes that it may have at the time against (x) approval of any Company Takeover Proposal (as defined in the Merger Agreement), (y) any merger (including, without limitation, an Alternative Transaction (as defined in the Merger Agreement)), consolidation, sale of assets requiring stockholder approval or the approval of the holders of any class or series of stock, reorganization or recapitalization of the Company, with any other person other than Purchaser or its affiliates, and (z) any liquidation or winding up of the Company (each of the foregoing is referred to as an "Opposing Proposal");

    (b) Such Seller will not, and will not permit any entity under its control to: (1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any person in taking or planning any action that would constitute an Opposing Proposal; or (2) initiate a vote or action by written consent of the Company's stockholders or of the holders of any class or series of stock with respect to an Opposing Proposal;

    (c) Such Seller shall not effect a transfer or any pledge or other encumbrance of any of its Preferred Stock to or in favor of any person, other than to an affiliate of such Seller who shall have agreed in a writing, in form and substance acceptable to Purchaser in its sole discretion, for the benefit of and delivered to Purchaser, to be bound by all provisions of the Preferred Stock Purchase Agreement applicable to such Seller; and

    (d) Such Seller agrees to tender in the Offer all Common Shares that such Seller owned on the date of the Preferred Stock Purchase Agreement or later acquired.

    CONSENT UNDER INITIAL PURCHASE AGREEMENT. Pursuant to the Preferred Stock Purchase Agreement, each Seller irrevocably consents to any necessary amendment, modification and/or waiver of (x) Section 8.1 of the Preferred Stock Purchase Agreement, dated as of February 2, 1998 (the "Initial Purchase Agreement"), to provide that neither the Preferred Stock Purchase Agreement or the Merger Agreement, nor the transactions contemplated thereby, will be deemed to violate or impair the ability of the Company to perform its obligations under any provision of the Initial Purchase Agreement and (y) Section 4H of the Certificate of Designations of the Preferred Stock that forms a part of the Company's Charter to provide that in no event shall the amount payable to the holder of any share of Preferred Stock as a result of the consummation of the Offer or the Merger contemplated by the Merger Agreement be other than $1,400 per share of Preferred Stock together with accrued and unpaid dividends to and including the date of purchase. Such consent shall be effective immediately prior to the time of purchase of a Seller's Preferred Stock under the Preferred Stock Purchase Agreement. A Seller's consent contained in this paragraph will be void if an event has occurred requiring the return of the Seller's Preferred Stock Documentation as set forth above in the third paragraph under the caption "Delivery, Sale and Purchase of Preferred Stock."

    REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Seller and the Company have made certain representations and warranties in the Preferred Stock Purchase Agreement. In addition, Purchaser has agreed that Purchaser or its affiliate shall make a prompt public announcement if: (x) the Merger Agreement is terminated in accordance with its terms; or (y) the Offer expires without Purchaser having purchased any Common Shares thereunder; or (z) the consideration payable to the holders of Common Shares in the Offer and the Merger has been increased to an amount in excess of $9.25.

    14. DIVIDENDS AND DISTRIBUTIONS. As discussed in Section 13, the Merger Agreement provides that the Company will not take certain actions such as paying dividends on, or making any other distributions in respect of, any of its capital stock, splitting, combining, or reclassifying any of its capital stock or purchasing, redeeming, or otherwise acquiring any shares of capital stock of the Company.

    If on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should (i) split, combine or otherwise change the Common Shares or its capitalization, (ii) acquire presently outstanding Common Shares or otherwise cause a reduction in the number of outstanding Common Shares or (iii) issue or sell any shares of any class or any securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities (other than Common Shares issued pursuant to, and in accordance with the terms in effect on the date of the Merger Agreement of, stock options, warrants or convertible preferred shares issued prior to such date), then, without prejudice to Purchaser's rights under the Merger Agreement, Purchaser (subject to the Merger Agreement), in its sole discretion, may make such adjustments in the Offer price and other terms of the Offer as it deems appropriate to reflect such action.

    If, on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should declare or pay any cash, non-cash or stock dividend or other distribution on, or issue any rights with respect to, the Common Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Common Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under the Merger Agreement, (i) the price per Common Share payable by Purchaser pursuant to the Offer may, subject to the provisions of the Merger Agreement, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or distribution and (ii) any non-cash dividend, distribution or right to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance, Purchaser will be entitled, subject to applicable law, to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, provided that no Common Shares have theretofore been accepted for payment or paid for, Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Common Shares and may terminate or amend the Offer, if (i) the conditions that (1) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares which represents at least 51% of the total number of issued and outstanding Common Shares and (2) the number of Common Shares tendered pursuant to the Offer together with the Preferred Shares subject to the Preferred Stock Purchase Agreement constitute at least 51% of the total voting power of the Company on a fully diluted basis, shall not each have been satisfied (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Preferred Stock Purchase Agreement and before the time of payment for any such Common Shares (whether or not any Common Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

        (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority (as defined in the Merger Agreement) of competent jurisdiction or a Law (as defined in the Merger Agreement) shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the consummation of the purchase of the Preferred Shares pursuant to the Preferred Stock Purchase Agreement, (ii) prohibits or restricts the ownership or operation by Tyco (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets, or Tyco's business or assets relating to the security services business, which is material to the security services business of all such entities taken as a whole or which would substantially deprive Tyco and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Tyco (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or Tyco's business or assets relating to the security services business, which is material to the security services business of all such entities taken as a whole or which would substantially deprive Tyco and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares purchased by Purchaser pursuant to the Offer, the Merger or the Preferred Stock Purchase Agreement on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Tyco and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company, or (v) seeks to restrict any future business activity by Tyco (or any of its affiliates) relating to the security services business, including, without limitation, by requiring the prior consent of any person or entity (including any Governmental Authority) to future transactions by Tyco (or any of its affiliates); or

        (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the Offer, the consummation of the Merger or the purchase of Preferred Shares pursuant to the Preferred Stock Purchase Agreement or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

        (c) the Merger Agreement shall have been terminated by the Company or Tyco in accordance with its terms; or

        (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Common Shares on the AMEX, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

        (e) Tyco and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Common Shares pursuant thereto; or

        (f) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement, PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company, PROVIDED, HOWEVER, that no such 5-day cure period shall require extension of the Offer beyond the initial 20 business days provided in the Merger Agreement; or

        (g) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Tyco or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Company Takeover Proposal or shall have resolved to do any of the foregoing; or

        (h) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person/group"), other than Tyco and Purchaser and any person/group identified in the Company's Proxy Statement dated April 30, 1998 and who has executed the Preferred Stock Purchase Agreement, provided that such person/group has not breached the terms of such Preferred Stock Purchase Agreement, shall have acquired beneficial ownership of more than 15% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 15% of the outstanding Shares and which, in each case, does not tender the Common Shares beneficially owned by it in the Offer; (ii) any new group shall have been formed which beneficially owns more than 15% of the outstanding Shares and which does not tender the Common Shares beneficially owned by it in the Offer; or (iii) any person/group (other than Tyco or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

        (i) any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or

        (j) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 2 business days; or

        (k) a Distribution Date (as defined in the Rights Agreement) shall have occurred under the Rights Agreement.

    The foregoing conditions are for the sole benefit of Tyco and Purchaser and may be asserted by Tyco or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Tyco or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Tyco. The failure by Tyco or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Common Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

    16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Tyco nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Common Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Common Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Common Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that neither Tyco nor Purchaser is an "interested stockholder" pursuant to Section 203.

    Neither Tyco nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Tyco nor Purchaser has presently sought to comply with any state takeover statute or regulation. Tyco and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Tyco or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Common Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 15.

    Under the provisions of the HSR Act applicable to the purchase of Common Shares pursuant to the Offer, purchases may not be consummated until the expiration of a 15-calendar day waiting period after the filing of certain required information and documentary material with the Antitrust Division and the FTC with respect to the Offer (unless earlier terminated pursuant to a request therefor, which Tyco will make). If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material relevant to the Offer from Tyco, the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period may be extended only by court order or by agreement of Tyco. A request for additional information issued to the Company cannot extend the waiting period. Tyco expects to file, or cause to be filed, a Notification and Report Form with respect to the Offer under the HSR Act on Tuesday, January 19, 1999, and, in such event, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, February 2, 1999, unless Tyco receives a request for additional information or documentary material or the Antitrust Division or the FTC terminates the waiting period prior thereto.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Common Shares by Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Common Shares so acquired or divestiture of substantial assets of Tyco or its subsidiaries. Litigation seeking similar relief could also be brought by private persons and the state attorneys general.

    Based upon an examination of publicly available information relating to the businesses in which Tyco and the Company are engaged, Tyco and Purchaser do not believe that consummation of the Offer will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, what the result would be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain judicial or governmental actions.

    17. FEES AND EXPENSES. Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Tyco have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Neither Tyco nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made to all holders of Common Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Tyco, Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Tyco and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                                           T16 ACQUISITION CORP.

January 15, 1999

                                    ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF TYCO INTERNATIONAL LTD.

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Tyco, each executive officer of Tyco and the executive officers of certain of Tyco's subsidiaries. Unless otherwise indicated, positions held shown in the following table are positions with Tyco. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                                     PRESENT PRINCIPAL
                                                                                 OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                       CURRENT BUSINESS ADDRESS        AND FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------------  ----------------------------  -----------------------------------------
L. Dennis Kozlowski,.....................  One Tyco Park                 Mr. Kozlowski has been Chairman of the
Chairman of the Board, President and       Exeter, NH 03833              Board of Directors, Chief Executive
Chief Executive Officer                                                  Officer and President of Tyco since July
                                                                         1997. He was Chairman of the Board of
                                                                         Directors of Former Tyco from 1993 to
                                                                         July 1997. He has been Chief Executive
                                                                         Officer of Former Tyco since 1992 and
                                                                         President of Former Tyco since 1989. He
                                                                         was Chief Operating Officer of Former
                                                                         Tyco from 1989 to 1995. From 1984 to
                                                                         February 1997, he was President of
                                                                         Grinnell Corporation, a subsidiary of
                                                                         Tyco.

Michael A. Ashcroft,.....................  P.O. Box 1598                 Mr. Ashcroft has been non-executive
Director                                   Belize City, Belize           Chairman of BHI Corporation (services
                                                                         company) since 1987 and has been Chairman
                                                                         of Carlisle Holdings (services company)
                                                                         since 1988. He was Chairman of the Board
                                                                         of Directors and Chief Executive Officer
                                                                         of ADT Limited (now Tyco International
                                                                         Ltd.) from 1984 to 1997. Mr. Ashcroft is
                                                                         a citizen of Belize.

Joshua M. Berman,........................  919 Third Avenue              Mr. Berman has been counsel to the law
Director and Vice President                New York, NY 10022            firm of Kramer Levin Naftalis & Frankel
                                                                         LLP (counselors at law) since 1985. He
                                                                         has also been Vice President of Tyco
                                                                         since July 1997.

                                                                                     PRESENT PRINCIPAL
                                                                                 OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                       CURRENT BUSINESS ADDRESS        AND FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------------  ----------------------------  -----------------------------------------
Richard S. Bodman,.......................  2 Wisconsin Circle            Mr. Bodman has been Managing General
Director                                   Suite 610                     Partner of AT&T Ventures LLC (venture
                                           Chevy Chase, MD 20815         captial) since May 1996. Previously,
                                                                         since 1990, he had been Senior Vice
                                                                         President, Corporate Strategy and
                                                                         Development, of AT&T Corporation
                                                                         (communications).

John F. Fort, III,.......................  2003 Milford Street           Mr. Fort was Chairman of the Board and
Director                                   Houston, TX 77098             Chief Executive Officer of Former Tyco
                                                                         from 1982 to 1992.

Stephen W. Foss,.........................  380 Lafayette Road            Mr. Foss has been President and Chief
Director                                   Hampton, NH 03842             Executive Officer of Foss Manufacturing
                                                                         Company, Inc. (manufacturer of synthetic
                                                                         fibers and non-woven fabrics) since 1969.

Richard A. Gilleland,....................  15 Hampshire Street           Mr. Gilleland has been President of Tyco
Director and President of Tyco Healthcare  Mansfield, MA 02048           Healthcare Group since October 1998. He
Group                                                                    was Chairman, President and Chief
                                                                         Executive Officer of Physician's Resource
                                                                         Group, Inc. from December 1997 to
                                                                         September 1998. He was President and
                                                                         Chief Executive Officer of AMSCO
                                                                         International, Inc., (healthcare) from
                                                                         July 1995 to July 1996 and Senior Vice
                                                                         President of Tyco (US) from October 1994
                                                                         to July 1995. From July 1990 to July
                                                                         1995, he was President and Chief
                                                                         Executive Officer of The Kendall Company
                                                                         (medical products).

Philip M. Hampton,.......................  152 West 57th Street          Mr. Hampton has been Co- Managing
Director                                   44th Floor                    Director of R.H. Arnold & Co. (investment
                                           New York, NY 10022            bank) since April 1997. He was Chairman
                                                                         of Metzler Corporation (investment bank)
                                                                         from 1989 to March 1997.

James S. Pasman, Jr.,....................  29 The Trillium               Mr. Pasman was President and Chief
Director                                   Pittsburgh, PA 15238          Operating Officer of National Intergroup,
                                                                         Inc. (industrial holding company) from
                                                                         1989 to 1991 and was Chairman and Chief
                                                                         Executive Officer of Kaiser Aluminum and
                                                                         Chemical Corp. from 1987 to 1989.

                                                                                     PRESENT PRINCIPAL
                                                                                 OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                       CURRENT BUSINESS ADDRESS        AND FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------------  ----------------------------  -----------------------------------------
W. Peter Slusser,........................  One Citicorp Center           Mr. Slusser has been the President of
Director                                   Suite 5100                    Slusser Associates, Inc. (investment
                                           153 East 53rd Street          firm) since 1988.
                                           New York, NY 10022

Frank E. Walsh, Jr.,.....................  330 South Street              Mr. Walsh has been Chairman of the
Director                                   Morristown, NJ                Sandyhill Foundation (charitable
                                           07962-1975                    organization) since August 1996.
                                                                         Previously, from 1989 to 1996, he was
                                                                         Chairman of Wesray Capital Corporation
                                                                         (investment firm).

Mark A. Belnick,.........................  One Tyco Park                 Mr. Belnick has been Executive Vice
Executive Vice President and Chief         Exeter, NH 03833              President and Chief Corporate Counsel of
Corporate Counsel                                                        Tyco since September 1998. Previously, he
                                                                         had been a senior partner with the
                                                                         international law firm of Paul, Weiss,
                                                                         Rifkind, Wharton & Garrison since 1987.

Jerry R. Boggess,........................  Three Tyco Park               Mr. Boggess has been President of the
President of the Tyco Fire and Security    Exeter, NH 03833              Tyco Fire and Security Services group
Services group                                                           since 1993 and Vice President of Former
                                                                         Tyco since 1996.

Robert P. Mead,..........................  Three Tyco Park               Mr. Mead has been President of the Tyco
President of the Tyco Flow Control         Exeter, NH 03833              Flow Control Products group since May
Products group                                                           1993 and Vice President of Former Tyco
                                                                         since August 1993.

Neil R. Garvey,..........................  One Tyco Park                 Mr. Garvey has been President of Tyco
President of Tyco Submarine Systems Ltd.   Exeter, NH 03833              Submarine Systems Ltd. since July 1997.
                                                                         He was President of Simplex Technologies,
                                                                         which is part of the Tyco Electrical and
                                                                         Electronic Components group, from July
                                                                         1995 to June 1997. From 1992 to June
                                                                         1995, he was Vice President of Sales and
                                                                         Marketing of Simplex Technologies.

Mark H. Swartz,..........................  One Tyco Park                 Mr. Swartz has been Executive Vice
Executive Vice President and Chief         Exeter, NH 03833              President and Chief Financial Officer of
Financial Officer                                                        Tyco since July 1997. He has been Vice
                                                                         President and Chief Financial Officer of
                                                                         Former Tyco since 1995. From 1993 to
                                                                         1995, he was Former Tyco's Director of
                                                                         Mergers and Acquisitions.

                                    ANNEX II

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                      AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                                  PRESENT PRINCIPAL
                                                CURRENT BUSINESS               OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                               ADDRESS               AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------  ---------------------  --------------------------------------------

Mark A. Belnick,............................  One Tyco Park                               *
Director and President                        Exeter, NH 03833

Mark H. Swartz,.............................  One Tyco Park                               *
Director and Vice President                   Exeter, NH 03833

M. Brian Moroze,............................  One Tyco Park          Mr. Moroze has been General Counsel of
Director and Vice President                   Exeter, NH 03833       Former Tyco since 1994 and served as
                                                                     Associate General Counsel from 1986 to 1994.

Michael A. Robinson,........................  One Tyco Park          Mr.Robinson has been Senior Vice President
Treasurer                                     Exeter, NH 03833       and Treasurer of Former Tyco since March
                                                                     1998. Previously, he had been a Vice
                                                                     President with the investment banking firm
                                                                     of Merrill Lynch, Pierce Fenner & Smith
                                                                     since 1993.

Byron S. Kalogerou,.........................  One Tyco Park          Mr. Kalogerou has been Vice President and
Secretary                                     Exeter, NH 03833       Deputy Corporate Counsel of Former Tyco
                                                                     since November 1998, and served as General
                                                                     Counsel of International Operations since
                                                                     1997. He had been Associate General Counsel
                                                                     of Former Tyco from 1990 to 1997.

------------------------

*   Please see the information set forth in Annex I.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Common Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

          BY MAIL:                      BY HAND OR                    BY FACSIMILE:
       40 Wall Street              BY OVERNIGHT COURIER:             (718) 234-5001
         46th Floor                   40 Wall Street           (For Eligible Institutions
     New York, NY 10005                 46th Floor                        Only)
                                    New York, NY 10005            Confirm by Telephone:
                                                                     (800) 937-5449

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000

                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200